Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-89000, 333-40, 333-13651, 333-41999,  333-75999, 333-78389, 333-52306, 333-46004 and 333-108885 of Gables Residential Trust on Form S-3 and Registration Statement Nos. 33-83054, 333-00618, 333-27177, 333-37190, 333-56334, 333-83916 and 333-104183 of Gables Residential Trust on Form S-8 of our report dated March 11, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 144, SFAS No. 145, and Emerging Issues Task Force Abstracts, Topic No. D-42) appearing in this Annual Report on Form 10-K of Gables Residential Trust for the year ended December 31, 2003.

 /s/  Deloitte & Touche LLP

Atlanta, Georgia
March 11, 2004